Exhibit 10.6

ASSET TRANSFER AGREEMENT

This ASSET TRANSFER AGREEMENT (this “Agreement”), dated as of October 26, 2012, is entered into by and between FS Investment Corporation II (the “Seller”) and Cobbs Creek LLC (“Cobbs Creek”).

RECITALS

WHEREAS, the Seller owns certain loans or interests in loans (each, a “Collateral Obligation”);

WHEREAS, the Seller desires from time to time to sell to Cobbs Creek, and Cobbs Creek desires from time to time to purchase from the Seller, each Collateral Obligation (each such Collateral Obligation, a “Sold Asset,” and collectively, the “Sold Assets”) owned by the Seller and described on the related supplement to this Agreement between the Seller and Cobbs Creek substantially in the form attached hereto as Exhibit A (the “Transfer Supplement”); and

WHEREAS, the Seller and Cobbs Creek would like to confirm and evidence their intent that all right, title and interest in each Sold Asset be sold and transferred to Cobbs Creek.

NOW THEREFORE, in consideration of the recitals and mutual promises herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Sales of Sold Assets.

(a) The Seller hereby agrees to sell, transfer, assign, set over, quitclaim, and otherwise convey to Cobbs Creek, without recourse, representation or warranty except as provided herein, and Cobbs Creek agrees to purchase from the Seller on each date set forth on the related Transfer Supplement (each such date, the “Transfer Date”) all of the right, title and interest of the Seller, in and to the related Sold Assets, including all distributions thereon and collections thereof received or due on or after the applicable Transfer Date. The purchase price for the sale of the applicable Sold Assets on such Transfer Date, the receipt of which by the Seller is hereby acknowledged by the parties to be good and valuable consideration, in an amount equal to the fair market value thereof, consists of cash or, in the case of a Transfer Date occurring within sixty (60) days of the date hereof, an increase in the value of the Seller’s limited liability company interests in Cobbs Creek, or (alone or in combination with cash), on any Transfer Date occurring more than sixty (60) days after the date hereof, a borrowing (each, a “Loan”) under the Revolving Credit Agreement, dated as of October 26, 2012, between Cobbs Creek, as the borrower, and Seller, as lender (the “Credit Agreement”), in an amount equal to the fair market value of the related Sold Asset less any cash paid as part of the purchase price. In addition, Cobbs Creek may pay the purchase price for any Sold Assets by transferring collateral obligations then owned by Cobbs Creek to the Seller having a fair market value at the time of such transfer equal to the Initial Fair Market Value of the Sold Asset transferred to Cobbs Creek; provided, that in the case of collateral obligations that previously were sold to Cobbs Creek by the Seller (each, a “Prior Sold Asset”), the fair market value as of the date of acquisition of such Prior Sold Asset (such value, the “Initial Fair Market Value”) to be transferred to the Seller as part of the purchase price, when aggregated with the Initial Fair Market Value of all other Prior Sold Assets previously transferred to the Seller as part of the purchase price of Sold Assets, is less than or equal to 10% of the aggregate Initial Fair Market Value as of the respective date of acquisition of all Prior Sold Assets at any time hereunder.

(b) In the event that a participation interest in any Sold Asset is sold to Cobbs Creek by Seller pursuant to that certain Participation Agreement, dated as of the date hereof, between Seller and Cobbs Creek, each of Cobbs Creek and Seller agree that the “Purchase Price” (as defined therein) shall be without duplication of the purchase price with respect to such Sold Asset paid hereunder and that the consideration paid pursuant to Section 1(a) hereof with respect to such Sold Asset shall be in satisfaction of any amounts owing to Seller under the Participation Agreement with respect to such Sold Asset.

(c) After the effectiveness of the transfer of a Sold Asset, the Seller agrees that such Sold Asset shall not be part of the Seller’s property for any purposes under state or federal law. It is the intention of the parties hereto that the arrangements with respect to the Sold Assets shall constitute a purchase and sale of the Sold Assets and not a loan. In the event, however, that a court were to hold that the transactions evidenced hereby constitute a loan and not a purchase and sale, it is the intention of the parties hereto that this Agreement shall be deemed to have created and does hereby create in favor of Cobbs Creek a first-priority perfected security interest in all of the Seller’s right, title and interest, whether now owned or hereafter acquired, in, to and under the Sold Assets and all proceeds thereof, to secure the obligations of the Seller hereunder and a loan in the amount of the purchase price of the Sold Assets plus all interest accrued on and all proceeds of the Sold Assets.

(d) The Seller hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as Cobbs Creek may determine, in its sole discretion, are necessary or advisable to perfect the security interest described in the preceding paragraph. Such financing statements may describe the collateral in the same manner as described in this Agreement or in any other security agreement, assignment, transfer document or pledge agreement entered into by the parties in connection herewith.

2. Representations, Warranties and Covenants of the Seller. The Seller hereby represents, warrants and covenants to Cobbs Creek, its successors and assigns, that:

(a) Organization. It is duly incorporated, validly existing and in good standing under the laws and regulations of its jurisdiction of incorporation and is duly qualified, and in good standing in every jurisdiction where such qualification is necessary for the transaction of its business except where the failure to do so would not have a material adverse effect on the transactions contemplated hereby or the Seller’s ability to perform its obligations hereunder. It has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, in each case, except where the failure to do so would not have a material adverse effect on the transactions contemplated hereby or the Seller’s ability to perform its obligations hereunder.

(b) Due Execution; Enforceability. It has the full power and authority to execute and deliver this Agreement and to carry out its terms; it has full power, authority and right under its constituent documents to sell, convey, transfer, set over, and otherwise assign the Sold Assets to Cobbs Creek; and it has duly authorized such by all necessary entity action. This Agreement has been duly executed and delivered by the Seller, and constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally, to any applicable law imposing limitations upon, or otherwise affecting, the availability or enforcement of rights to indemnification hereunder and to equitable principles.

(c) Non-Contravention. Neither the execution and delivery of this Agreement, nor consummation by the Seller of the transactions contemplated by this Agreement, nor compliance by Seller with the terms, conditions and provisions of this Agreement will conflict with or result in a breach of any of the terms, conditions or provisions of any of the following in a manner which would have a material adverse effect on the Seller’s ability to perform its obligations hereunder: (i) the organizational documents of the Seller, (ii) any contractual obligation to which the Seller is now a party or the rights under which have been assigned to the Seller or the obligations under which have been assumed by the Seller or to which the assets of the Seller are subject or constitute a default thereunder in any material respect, or result thereunder in the creation or imposition of any lien upon any of the assets of the Seller, other than pursuant to this Agreement, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to the Seller or (iv) any applicable requirement of law. The Seller has all necessary licenses, permits and other consents from governmental authorities necessary to acquire, own and sell the Sold Assets and for the performance of its obligations under this Agreement except where the failure to have any such license, permit or consent would not have a material adverse effect on the Seller’s ability to perform its obligations hereunder.

(d) Litigation, Requirements of Law. (i) There is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of the Seller, threatened, against the Seller with respect to the Sold Assets, (ii) Seller is in compliance in all material respects with all requirements of law to which the Seller is subject with respect to the Sold Assets and (iii) Seller is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or governmental authority, in each of the foregoing instances, except where such action, suit, proceeding, investigation, or arbitration, non compliance or default would not have a material adverse effect on any Sold Asset or Seller’s ability to perform its obligations hereunder.

(e) Good Title to Sold Assets. The Seller has not assigned, pledged, or otherwise conveyed or encumbered any interest in the Sold Assets to any other person, which assignment, pledge, conveyance or encumbrance remains effective as of the applicable Transfer Date. Immediately prior to the purchase of any of the Sold Assets by Cobbs Creek from the Seller, such Sold Assets are free and clear of any lien, encumbrance or impediment to transfer created by Seller (including any “adverse claim” as defined in Section 8-102(a)(1) of the Uniform Commercial Code), and the Seller is the sole record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Sold Assets to Cobbs Creek and, upon transfer of such Sold Asset to Cobbs Creek, Cobbs Creek shall be the sole owner of such Sold Assets free of any adverse claim created by the Seller. In the event the transactions contemplated hereby are recharacterized as a secured financing of the Sold Assets, the provisions of this Agreement are effective to create in favor of Cobbs Creek a valid security interest in all rights, title and interest of the Seller in, to and under the Sold Assets and Cobbs Creek shall have a valid, perfected first priority security interest in the Sold Assets.

(f) No Default. No default shall have occurred and be continuing with respect to any Collateral Obligation as of the applicable Transfer Date.

(g) Sale Accounting. The Seller will treat each transfer of the Sold Assets to Cobbs Creek as a sale for legal purposes, but not for accounting purposes.

(h) Solvency. The Seller is generally able to pay, and as of the applicable Transfer Date is paying, its debts as they come due. The Seller’s assets at a fair valuation exceeds its liabilities. The Seller has not entered into this Agreement or the transactions effectuated hereby in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.

(i) Seller’s Undertakings as to Sold Assets. The sale of each Sold Asset shall be a separate transaction (each, a “Transaction”) and for each Transaction with respect to a Sold Asset that is of a type normally traded thereby, except as herein expressly provided, this Agreement shall constitute a “Confirmation” with respect to each Transaction and shall be governed by the Standard Terms and Conditions for Par/Near Par Trade Confirmations (the “LSTA Standard Terms and Conditions”) published by the Loan Syndication and Trading Association, Inc. (the “LSTA”) as of August, 2010; provided, that (a) no “Delayed Compensation” (as defined in the LSTA Standard Terms and Conditions) shall be payable in respect of any Transaction; (b) “Credit Documentation” (as defined in the LSTA Standard Terms and Conditions) shall be provided by the Seller to Cobbs Creek; and (c) “Assignment” (as defined in the LSTA Standard Terms and Conditions) shall apply unless a consent to the related Transaction is not timely obtained to permit consummation of such Assignment on or before the related settlement date, in which case the Transaction shall be settled by a Participation with Elevation applicable thereto. Cobbs Creek agrees to pay the “purchase price” to the Seller for each such Sold Asset on the related settlement date by payment of the consideration specified for such Sold Asset in the related Transfer Supplement.

3. Repurchase of Collateral Obligations. Each party to this Agreement shall give notice to the other party promptly, in writing, upon the discovery of any lien, encumbrance and defect with respect to any Sold Asset that would affect Cobbs Creek in any manner, including without limitation any effect on the value thereof or interference with the use made or to be made thereof by it in existence on the Transfer Date with respect to such Sold Asset. In the event of such discovery, the Seller shall promptly cure or repurchase any affected Collateral Asset from Cobbs Creek at an amount equal to (i) 100% of the “purchase price” (expressed as a percentage) paid by Cobbs Creek and multiplied by the principal amount of each such Collateral Asset and (ii) all accrued and unpaid interest thereon.

4. Representations, Warranties and Covenants of Cobbs Creek. Cobbs Creek hereby represents, warrants and covenants to the Seller, its successors and assigns, that:

(a) Organization. It is duly formed, validly existing and in good standing under the laws and regulations of its jurisdiction of formation and is duly licensed, qualified, and in good standing in every jurisdiction where such licensing or qualification is necessary for the transaction of its business except where the failure to do so would not have a material adverse effect on the transaction of Cobbs Creek’s business or its ability to perform its obligations hereunder. It has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, in each case, except where the failure to do so would not have a material adverse effect on the transactions contemplated hereby or on Cobbs Creek’s ability to perform its obligations hereunder.

(b) Due Execution, Enforceability. This Agreement has been duly executed and delivered by Cobbs Creek, and constitutes the legal, valid and binding obligations of Cobbs Creek, enforceable against Cobbs Creek in accordance with its terms, subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally, to any applicable law imposing limitations upon, or otherwise affecting, the availability or enforcement of rights to indemnification hereunder and to equitable principles.

(c) Litigation; Requirements of Law. (i) There is no action, suit, proceeding, investigation, or arbitration pending or, to the best knowledge of Cobbs Creek, threatened, against Cobbs Creek or any of its assets; (ii) Cobbs Creek is in compliance in all material respects with all requirements of law to which Cobbs Creek is subject; and (iii) Cobbs Creek is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or governmental authority, in each of the foregoing instances, except where such action, suit, proceeding, investigation or arbitration, non-compliance or default would not have a material adverse effect on any Sold Asset or on Cobbs Creek’s ability to perform its obligations hereunder.

(d) No Broker. Cobbs Creek has not dealt with any broker, investment banker, agent, or other person (other than the Seller or an affiliate of the Seller) who may be entitled to any commission or compensation in connection with the sale of the Sold Assets pursuant to this Agreement.

(e) Consents. No consent, approval or other action of, or filing by Cobbs Creek with, any governmental authority or any other person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Agreement (other than consents, approvals and filings that have been obtained or made, as applicable).

(f) Sale. Accounting. Cobbs Creek will treat the transfer of the Sold Assets to it as a purchase for legal purposes, but not for accounting purposes.

5. Closing. The closing of a sale of Sold Assets shall be held on the applicable Transfer Date at the time and place mutually agreed upon by the parties.

The closing shall be subject to each of the following conditions:

(a) all of the representations, warranties and covenants of Cobbs Creek and the Seller specified herein shall be true and correct in all material respects as of the applicable Transfer Date (or such other date specifically provided in the particular representation or warranty);

(b) the applicable Transfer Supplement shall be duly executed by the Seller and Cobbs Creek;

(c) the Collateral Obligations constituting the Sold Assets and any applicable transfer documents that are requested by the Buyer shall be delivered to the Buyer (or otherwise at the direction of Cobbs Creek); and

(d) all other terms and conditions of this Agreement required to be complied with on or before the applicable Transfer Date shall have been complied with.

Each of the parties hereto agrees to use all reasonable commercial efforts to perform its respective obligations hereunder in a manner that will enable Cobbs Creek to purchase the Sold Assets on the applicable Transfer Date.

6. Undertaking and Assumption. To the extent that any Collateral Obligation requires that any transferee of an interest therein must execute an assignment and assumption agreement whereby such transferee assumes all of the obligations of the holder thereof with respect to such Collateral Obligation or portion thereof being transferred, and such an agreement has not already been executed and delivered, the parties hereto intend that this Agreement shall constitute such an assignment and assumption agreement (within the meaning of such Collateral Obligation) with respect to the transfer of such Collateral Obligation to Cobbs Creek and Cobbs Creek may enter into an omnibus assignment and assumption agreement to evidence such assignment and assumption pursuant to this Agreement.

Cobbs Creek hereby assumes and undertakes to perform, pay or discharge in accordance with the terms and conditions thereof all obligations of the Seller in its capacity as the holder of each Sold Asset under the related Collateral Obligation, to the extent such obligations are to be performed, paid or discharged after the effectiveness of the transfer of each such Sold Asset and related Collateral Obligation to Cobbs Creek. Cobbs Creek hereby agrees to be bound by the terms, provisions, covenants and conditions in each Collateral Obligation applicable to the holder of each such Sold Asset. The Seller hereby retains and undertakes to perform, pay or discharge in accordance with the terms and conditions under such Collateral Obligation all of the obligations of the holder of the Sold Asset to the extent such obligations arose or accrued prior to the effectiveness of such transfer. Cobbs Creek agrees to execute and deliver all such further assurances as may be reasonably requested by the Seller in order to effect the assumption by Cobbs Creek of the obligations of the Seller under such Collateral Obligation with respect to the Sold Assets as contemplated herein. Except as may otherwise have been agreed to between the parties with respect to any particular Sold Asset, (i) the Seller hereby represents, warrants and agrees that any amounts received by it with respect to any Sold Asset and which accrue from and after the effectiveness of the transfer of such Sold Asset shall be held in trust for the benefit of and shall be promptly remitted to Cobbs Creek upon receipt thereof, and (ii) Cobbs Creek hereby represents, warrants and agrees that any amounts received by it with respect to a Sold Asset which accrue with respect to the period prior to the effectiveness of such transfer of such Sold Asset shall be held in trust for the benefit of and shall be promptly remitted to the Seller upon receipt thereof.

7. Notices. Any notice under this Agreement shall be in writing and sent by facsimile, confirmed by telephonic communication, or addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Notice shall be deemed to have been duly given, made or received when delivered against receipt or upon actual receipt of registered or certificated mail, postage prepaid, return receipt requested, or in the case of facsimile notices, when received in legible form. Until further notice to the other party, it is agreed that the address of:

(a)	the Seller for this purpose shall be:

FS Investment Corporation II

Cira Centre

2929 Arch Street, Suite 675

Philadelphia, Pennsylvania 19104

Telephone: (215) 495-1169

Telecopy: (215) 222-4649

Attention: Gerald F. Stahlecker

(b)	Cobbs Creek for this purpose shall be:

Cobbs Creek LLC

Cira Centre

2929 Arch Street, Suite 675

Philadelphia, Pennsylvania 19104

Telephone: (215) 495-1169

Telecopy: (215) 222-4649

Attention: Gerald F. Stahlecker

8. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY THEREIN, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW.

9. Survival. The Seller and Cobbs Creek agrees that the representations, warranties and agreements made by it herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to have been relied upon by Cobbs Creek and the Seller, respectively, notwithstanding any investigation heretofore or hereafter made by the other party or on the other party’s behalf, and that the representations, warranties and agreements made by the Seller herein or in any such certificate or other instrument and Sections 17 and 18 of this Agreement, shall survive the delivery of and payment for the Sold Assets.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

11. Acknowledgement of Assignment. The Seller hereby acknowledges that Cobbs Creek is assigning all of its right, title and interest in, to and under this Agreement to JPMorgan

Chase Bank, N.A., London Branch, as buyer (the “Buyer”), under that certain Global Master Repurchase Agreement, dated as of the date hereof (the “GMRA”), by and between the Buyer and Cobbs Creek. The Buyer shall be considered a third-party beneficiary of this Agreement and may enforce this Agreement against the Seller.

12. Entire Agreement. This Agreement constitutes the entire understanding and agreement among the parties and supersedes all other prior understandings and agreements, whether written or oral, among the parties concerning this subject matter.

13. Severability. In the event any court of competent jurisdiction shall hold any provision of this Agreement invalid or unenforceable, such holding shall not invalidate or render unenforceable any other provisions hereof.

14. Captions. The captions in this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

15. Use of Terms. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

16. Amendments. This Agreement may be amended or modified only by an instrument in writing signed by the parties hereto.

17. Non-Petition. The Seller and Cobbs Creek agree that neither party shall institute against, or join any other person in instituting against Cobbs Creek or the Seller, respectively, any bankruptcy, reorganization, arrangement, insolvency, moratorium, liquidation or similar proceedings or other proceedings under U.S. federal or state bankruptcy laws or similar laws of any jurisdiction until at least one (1) year and one (1) day (or, if applicable, such longer preference period as may be in effect) after the payment in full (other than contingent indemnification or reimbursement obligations for which no claim has been made) of all obligations owing under the GMRA; provided that nothing in this Section 17 shall preclude, or be deemed to estop, the Seller or Cobbs Creek (A) from taking any other action prior to the expiration of such period in (i) any case or proceeding voluntarily filed or commenced by Cobbs Creek or the Seller, respectively, or (ii) any involuntary insolvency proceeding filed or commenced against Cobbs Creek or the Seller, respectively, by a person other than the Seller or Cobbs Creek, respectively, or (B) from commencing against Cobbs Creek or the Seller, respectively, or any properties of Cobbs Creek or the Seller, respectively, any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium, liquidation or similar proceeding. The provisions of this Section 17 shall survive termination of this Agreement for any reason whatsoever.

18. Limited-Recourse. Notwithstanding any other provision of this Agreement, the obligations of Cobbs Creek to the Seller under this Agreement, and of the Seller to Cobbs Creek under this Agreement, shall be limited to the remaining amounts from time to time available and comprising the assets of Cobbs Creek and the Seller, respectively, having satisfied or provided for all other prior ranking liabilities of Cobbs Creek or the Seller, as the case may be.

Accordingly, the Seller shall have no claim or recourse against Cobbs Creek in respect of any amount which is or remains unsatisfied after the application of the funds comprising the assets of Cobbs Creek or representing the proceeds of realization thereof and any remaining obligation to pay any further unsatisfied amounts shall be extinguished. Correspondingly, Cobbs Creek shall have no claim or recourse against the Seller in respect of any amount which is or remains unsatisfied after the application of the funds comprising the assets of the Seller or representing the proceeds of realization thereof and any remaining obligation to pay any further unsatisfied amounts shall be extinguished. None of the shareholders, subordinated noteholders, partners, members, directors, board members, managers, officers, employees and agents of the Seller and Cobbs Creek shall be personally liable for any amounts payable, or performance due, under this Agreement. The provisions of this Section 18 shall survive termination of this Agreement for any reason whatsoever.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Asset Transfer Agreement on the date first above mentioned.

FS INVESTMENT CORPORATION II

By:	/s/ Gerald F. Stahlecker
	Name:	Gerald F. Stahlecker
	Title:	Executive Vice President

COBBS CREEK LLC

By:	/s/ Gerald F. Stahlecker
	Name:	Gerald F. Stahlecker
	Title:	Executive Vice President

EXHIBIT A

FORM OF TRANSFER SUPPLEMENT

THIS TRANSFER SUPPLEMENT TO THE ASSET TRANSFER AGREEMENT (this “Transfer Supplement”), dated as of October 26, 2012, by and between FS Investment Corporation II (the “Seller”) and Cobbs Creek LLC (the “Cobbs Creek”). Except as otherwise expressly provided herein or unless the context otherwise requires, all capitalized terms used herein shall have the meanings attributed to them in the Asset Transfer Agreement, dated as of October 26, 2012, as amended from time to time (the “Asset Transfer Agreement”), between the Seller and Cobbs Creek.

Section 1. Sold Assets

(a) The Sold Assets to which this Transfer Supplement applies are described on Schedule A hereto.

(b) Transfer Date: October 26, 2012.

(c) Purchase Price of Sold Assets: $[                    ].

Section 2. Representations, Warranties and Covenants of the Seller. The representations, warranties and covenants of the Seller set forth in Section 2 of the Asset Transfer Agreement shall be true in all material respects as of the Transfer Date (or such other date specifically provided in the particular representation or warranty).

Section 3. Effect of Supplement. Except as specifically supplemented herein, the Asset Transfer Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Transfer Supplement need not be made in the Asset Transfer Agreement, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Asset Transfer Agreement, any reference in any of such items to the Asset Transfer Agreement being sufficient to refer to the Asset Transfer Agreement as supplemented hereby.

Section 4. Counterparts. This Transfer Supplement may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Transfer Supplement by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Transfer Supplement shall be governed by the internal laws of the State of New York.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Transfer Supplement to Asset Transfer Agreement to be duly executed by their respective officers duly authorized as of the day and year first above written.

FS INVESTMENT CORPORATION II

By:
Name:
Title:

COBBS CREEK LLC

By:
Name:
Title:

[Signature Page to Transfer Supplement]